Exhibit 10.24

LAYNE CHRISTENSEN COMPANY
2006 EQUITY INCENTIVE PLAN

Performance Shares Agreement

Date of Grant:_____________, 2017

Number of Performance Shares Granted:_______________

This Award Agreement dated ___________, 2017, is made by and between Layne Christensen Company, a Delaware corporation (the "Company"), and ___________________ ("Participant").

RECITALS:

A.Effective June 8, 2006, the Company's stockholders approved the Layne Christensen Company 2006 Equity Incentive Plan (the "Plan") pursuant to which the Company may, from time to time, grant Performance Shares to eligible Service Providers of the Company.

B.The Plan has been amended and restated several times and was most recently restated effective June 6, 2014.

C.Participant is a Service Provider of the Company or one of its Affiliates and the Company desires to encourage him/her to own Shares and to give him/her added incentive to advance the interests of the Company, and desires to grant Participant Performance Shares under the terms and conditions established by the Committee.

D.Any Performance Shares granted under this Award Agreement which become eligible to be settled may be settled in cash instead of through the issuance of Shares if, as determined by the Committee, there are not enough Shares available under the Plan's Maximum Share Limit for the Award to be settled in Shares.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Incorporation of Plan.  All provisions of this Award Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided.  Capitalized terms used in this Award Agreement but not defined shall have the meaning set forth in the Plan.

2.Grant of Performance Shares.  Subject to the conditions and restrictions set forth in this Award Agreement and in the Plan, the Company hereby grants to Participant and credits to a separate account maintained on the books of the Company ("Account") that number of Performance Shares identified above opposite the heading "Number of Performance Shares Granted" (the "Performance Shares").  Each Performance Share shall represent Participant's conditional right to receive one Share (or, as described below, an amount of cash equal to the Fair Market Value of one Share) on the Performance Shares' "Settlement Date" if the applicable performance and time-vesting requirements set forth in this Award Agreement are satisfied.   Participant's interest in the

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Account shall make him/her only a general, unsecured creditor of the Company.  Neither the Performance Shares nor Participant's rights thereto may be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily.  The rights of Participant with respect to each Performance Share shall remain forfeitable at all times prior to the Settlement Date of such Performance Share.

3.Settlement of Performance Shares.
(i)

General.  Except as provided below, the Performance Shares shall be settled by delivering to Participant or his/her beneficiary, as applicable, a number of Shares equal to the Performance Shares then held by Participant which are vested in accordance with this Section 3.

(ii)

Cash-Settled Performance Shares.  If, as determined by the Committee, there are not enough Shares available under the Plan's Maximum Share Limit for the Award to be settled in Shares, the Performance Shares may be settled through the payment of cash in which case each Performance Share represents Participant's conditional right to receive a cash payment on the Performance Share's Settlement Date if the applicable vesting requirements or other conditions set forth in this Award Agreement are satisfied.  The amount of any cash payment will be equal to the product of (a) the total number of Performance Shares vesting on the Settlement Date and being settled for cash and (b) the Fair Market Value of a Share on the Settlement Date.

(iii)

Applicable Vesting Terms.  Except as specifically provided elsewhere under the Plan, the Performance Shares subject to this Award Agreement shall become vested and be settled on (or within the 60-day period following) _______________, 2020[1] (the "Settlement Date"), but only if, as of the Settlement Date (i) except in the case of the Participant's "Retirement" (as defined below), death, Disability or termination of employment following a Change in Control, Participant has, at all times from the Date of Grant, been a Service Provider to the Company, or one of its Affiliates, and (ii) the Performance Shares have not otherwise been cancelled.  If, as of the Settlement Date, the conditions set forth herein have been satisfied, the Performance Shares shall be eligible to vest and be settled on the Settlement Date as provided below.

Performance Shares' Vesting Conditions ("Stock Price Goals")

•

33% of the Performance Shares shall vest on the Settlement Date if, during the three-year period commencing on the Date of Grant and ending on the Settlement Date, the trailing average closing price of the Company's common stock during any thirty (30) consecutive trading day period has been $__________ or greater;

•

67% of the Performance Shares shall vest on the Settlement Date if, during the three-year period commencing on the Date of Grant and ending on the Settlement Date, the trailing average closing price of the Company's common stock during any thirty (30) consecutive trading day period has been $________ or greater; and

•

100% of the Performance Shares shall vest on the Settlement Date if, during the three-year period commencing on the Date of Grant and ending on the Settlement Date, the trailing average closing price of the Company's common stock during any thirty (30) consecutive trading day period has been $______ or greater.

11	Third anniversary of Grant Date.

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Except as provided below in Sections 4, 5 and 6, all Performance Shares are subject to cliff-vesting only and will vest, if at all and only in the above-described vesting percentages, on the Settlement Date. If, during the three-year period commencing on the Date of Grant and ending on the Settlement Date, the trailing average closing price of the Company's common stock during any thirty (30) consecutive trading day period has never exceeded $_______, then all Performance Shares shall be forfeited on the Settlement Date.

4.Pro-Rata Vesting Upon Retirement or Termination by Company without Cause.  If, prior to the Settlement Date, Participant's position as a Service Provider to the Company or any of its Affiliates is terminated on account of the Participant's Retirement or on account of the Participant's employment with the Company being terminated without Cause, then none of the Performance Shares shall be forfeited upon such Retirement or termination without Cause, and, provided that one or more of the above Stock Price Goals is satisfied, on the Settlement Date, a number of Performance Shares equal to the Vesting Fraction (as defined below) multiplied by the number of Performance Shares that ultimately would have been settled on the Settlement Date if Participant had remained employed through the Settlement Date (rounded up to the nearest whole share) shall be settled and the remaining Performance Shares will be forfeited.  The "Vesting Fraction" shall be a fraction, the numerator of which shall be the number of days from the Date of Grant to the date of the Participant's Retirement or termination without Cause and the denominator of which shall be 1,095.  For purposes of this Agreement, "Retirement" means the Participant's termination from all employment after attaining the age of 60 and after having been employed by the Company or one of its Affiliates for five years or more.

5.Accelerated Settlement Upon Death or Disability.  If, prior to the Settlement Date, Participant's position as a Service Provider to the Company or any of its Affiliates is terminated on account of the Participant's death or Disability, then within 60 days of the Participant's death or Disability, a number of Performance Shares equal to the Vesting Fraction (as defined below) multiplied by 67% (Target) (rounded up to the nearest whole share) shall be settled and the remaining Performance Shares will be forfeited.  The "Vesting Fraction" shall be a fraction, the numerator of which shall be the number of days from the Date of Grant to the date of the Participant's death or Disability and the denominator of which shall be 1,095.

6. Settlement Upon Termination by Company following a Change in Control.  If, prior to the Settlement Date, Participant's position as a Service Provider to the Company or any of its Affiliates is terminated by the Company without Cause within the two year period following a Change in Control, then none of the Performance Shares shall be forfeited upon such termination and all of the Performance Shares that ultimately would have been settled on the Settlement Date if Participant had remained employed through the Settlement Date (rounded up to the nearest whole share) shall be settled (without any Vesting Fraction applied based on service during the performance period) and the remaining Performance Shares will be forfeited.

7.Timing of Payment or Delivery of Shares.  Any payment of cash or delivery of Shares following the Settlement Date shall be made by the Company to Participant within the 60-day period following the Settlement Date.

8.Cancellation of Performance Shares.  Unless otherwise provided in Section 4, 5, or 6 above or in the Plan, if, prior to the Settlement Date, Participant's position as a Service Provider to the Company or any of its Affiliates is terminated for any other reason, including termination for Cause, Participant shall thereupon immediately forfeit any and all unsettled Performance Shares and Participant shall have no further rights under this Award Agreement.  For purposes of this Award

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Agreement, the transfer of employment between the Company and any of its Affiliates (or between Affiliates) shall not constitute a termination of Participant's position as a Service Provider.

9.Dividends and Voting.  Before any Performance Shares' Settlement Date, Participant shall be entitled to receive dividend equivalent payments for any dividends paid by the Company on Shares, whether payable in stock, in cash or in kind, or other distributions, declared as of a record date that occurs on or after the Date of Grant hereunder and prior to any cancellation of such Performance Shares, provided, however, that any such dividend equivalent payments shall be held in escrow by the Company and, be subject to the same rights, restrictions on transfer and vesting conditions applicable to the underlying Performance Shares.  Participant shall only be entitled to receive a payment of any accrued dividend equivalent payments on those Performance Shares that ultimately vest and are settled.  Any other dividend equivalent payments accrued will be forfeited.  Participant will have no voting rights with respect to any of the Performance Shares.  Any payment relating to accrued dividend equivalent payments will be paid at the same time as the Shares are delivered pursuant to the settlement of the underlying Performance Shares.

10.Withholding with Stock.  Unless specifically denied by the Committee, Participant may elect to have applicable tax withholding liabilities, or any part thereof, satisfied by electing that the Company withhold from the settlement of Shares otherwise eligible to be issued pursuant to this Award Agreement, Shares having a value equal to applicable withholding liabilities, or portion thereof. The value of Shares to be withheld by the Company shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the "Tax Date"), as determined by the Committee. Any such elections by Participant to have Shares withheld for this purpose will be subject to the following restrictions:

(a)All elections must be made prior to the Tax Date;

(b)All elections shall be irrevocable; and

(c)If Participant is an officer or director of the Company within the meaning of Section 16 of the 1934 Act ("Section 16"), Participant must satisfy the requirements of such Section 16 and any applicable rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

11.Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

12.Amendment.  Subject to Section 14, this Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.

13.Governing Law.  The laws of the State of Delaware will govern the interpretation, validity and performance of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.

14.Section 409A Compliance.   It is the intent of the Company that all payments made under this Award Agreement will either be exempt from Section 409A of the Code and the Treasury regulations and guidance issued thereunder ("Section 409A") pursuant to the "short-term deferral" exemption or compliant with Section 409A.   Notwithstanding any provision of the Plan or this Award Agreement to the contrary, (i) this Award Agreement shall not be amended in any manner that would cause any amounts payable hereunder that are not subject to Section 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to this Award Agreement and (ii) the Company, to the extent it deems necessary

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or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Award Agreement to reflect the intention that all payments pursuant hereto qualify for exemption from or complies with Section 409A in a manner that as closely as practicable achieves the original intent of this Award Agreement and with the least reduction, if any, in overall benefit to a Participant to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.  Neither the Company nor the Board makes any representation that this Award Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Award Agreement.

15.Binding Effect.  Except as expressly stated herein to the contrary, this Award Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

This Award Agreement has been executed and delivered by the parties hereto.

The Company:Participant:

Layne Christensen Company

By:

     Michael J. Caliel, President and CEO_______________________

Address of Participant:

5

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